Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Modiv Acquisition Corp. (the “Company”) on Form S-1 of our report dated February 19, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Modiv Acquisition Corp. as of January 29, 2021 and for the period from January 15, 2021 (inception) through January 29, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
Houston, TX
March 23, 2021